                                                                    EXHIBIT 10.3

                              SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made as of February 28, 2002 (the "Effective Date") by and between Pacific Aerospace & Electronics, Inc., a Washington corporation ("PA&E"), and Herman L. Jones ("Jones"). All capitalized terms not otherwise defined in this Agreement have the meaning set forth in the Technology Transfer Agreement between PA&E and Jones dated as of December 30, 1998 (the "Technology Transfer Agreement").

                                    RECITALS

   A. Pursuant to the Technology Transfer Agreement, Jones transferred to PA&E his ownership interest in certain Technology and Technology Patents. To secure certain obligations of PA&E, Jones maintained a security interest in the Technology and the Technology Patents pursuant to a Patent Security Agreement dated as of December 30, 1998 (the "Original Security Agreement"). The Technology Patents consist of the following U.S. patent and U.S and European patent applications:

               (i)    U.S. Serial No. 09/302,590
               (ii)   U.S. Serial No. 09/303,196 (now U.S. Patent No. 6,284,389)
               (iii)  E.P. Serial No. 99'920'345.8

   B. PA&E is in default under certain provisions of the Technology Transfer Agreement and the Original Security Agreement. However, the parties have agreed to terminate those agreements and enter into this Agreement, pursuant to which PA&E will retain ownership of the Technology and Technology Patents and PA&E will make certain payments to Jones, as set forth below.

                                    AGREEMENT

In consideration of the mutual promises and releases set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. TERMINATION OF EXISTING AGREEMENTS. The Technology Transfer Agreement and the Original Security Agreement are each hereby terminated as of the Effective Date.

2. OWNERSHIP OF TECHNOLOGY AND TECHNOLOGY PATENTS. PA&E and Jones agree that PA&E will continue to own the Technology and the Technology Patents, including without limitation any existing or future improvements, modifications, and developments relating thereto, and that Jones has, and will have, no interest in the Technology or the Technology Patents other than his security interest described in Section 5.1, below. Notwithstanding the foregoing, PA&E agrees that, during the term of the security interest described in Section 5.1, PA&E will not: (i) license the Technology Patents to any person or entity unless (a) the license provides for royalty payments to the owner of the Technology Patents of at least 3% and (b) PA&E applies any


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

prepayment of royalties or other payments on the license to reduce the outstanding principal balance of the Note referred to in Section 4.2, below; or
(ii) permit any liens or encumbrances on the Technology Patents other than Jones' security interest and permitted licenses.

3. PURCHASE PRICE. As consideration for the agreements contained herein, PA&E will pay to Jones an amount equivalent to $950,000, which will be payable as described in Section 4.2, below (the "Purchase Price"). The Purchase Price is in lieu of, and will fully satisfy, all past, current, and future amounts owing to Jones under the Technology Transfer Agreement, and PA&E will have no other obligations to Jones with respect to the Technology or the Technology Patents.

4. PAYMENT OF PURCHASE PRICE.

   4.1. Transfer of Building. $200,000 of the Purchase Price will be paid by PA&E transferring to Jones the building owned by PA&E in Cashmere, WA (the "Building"), free and clear of all liens and encumbrances. The Building transfer will be effected as soon as reasonably practicable after the closing of the exchange transaction currently contemplated by PA&E and its senior subordinated noteholders, as more fully described in PA&E's SEC filings that are publicly available as of the Effective Date. The parties acknowledge that, in order to effect transfer of the Building to Jones, PA&E must obtain the consent of its senior lenders to the proposed Building transfer. PA&E agrees to use its best efforts to obtain any required consents and releases, and PA&E agrees that it must effect the transfer unless those consents and releases cannot be obtained in good faith. However, if the Building cannot be transferred by June 1, 2002, the $200,000 value will be added to the outstanding principal balance of the Note (as defined in Section 4.2), as provided in the Note.

   4.2 Note. $750,000 will be paid pursuant to a promissory note in the form of EXHIBIT A (the "Note") to be signed upon execution of this Agreement. The principal amount of the Note could be increased to $950,000 in accordance with
Section 4.1.

5. DEFAULT; REMEDIES.

   5.1 Security Interest. Jones will retain a security interest in the Technology Patents to secure Jones' interests in the event of a Payment Default (as defined in Section 5.2.) Upon execution of this Agreement and the Note, the parties will also execute a Patent Security Agreement in the form of EXHIBIT B (the "Security Agreement") to document this security interest.

   5.2 Payment Default. For purposes of this Agreement, a Payment Default will occur if: (i) PA&E fails to make a required payment under the Note; (ii) Jones notifies PA&E in writing of the late payment; and (iii) PA&E does not, within 90 days after receipt of the notice, make the late payment, including any accrued interest, and make any other payments that become due prior to expiration of the 90-day grace period.

   5.3 Jones' Remedies. In the event of a Payment Default (and not for any other reason), Jones will have the right, at his discretion, to elect either one, but not both, of the two following remedies:

           5.3.1 Acceleration. Jones may elect to accelerate PA&E's payment obligations under the Note, so that all principal and any accrued interest would become immediately due and payable. If Jones elected this remedy, a penalty of 5% of the outstanding principal amount would also become immediately due and payable.

           5.3.2 Exercise of Security Interest. Alternatively, Jones may elect to exercise his security interest and obtain ownership of the Technology Patents in accordance with the Security Agreement. If Jones exercises this remedy, he will not be obligated to license the Technology Patents to PA&E.

6. MUTUAL RELEASE. As of the Effective Date, PA&E and Jones forever release and discharge each other and their respective officers, directors, employees, agents, heirs, subsidiaries, affiliates and assigns from any and all claims, causes of action, rights and damages (including attorneys' fees and costs), that either of them has, or may have, whether known or unknown, in any way arising out of or in connection with the Technology Transfer Agreement or the Original Security Agreement. Each party agrees and covenants not to bring or voluntarily aid in any claim, suit, civil action, complaint, arbitration, or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any such claim, cause of action, right or damage.

7. GENERAL SETTLEMENT PROVISIONS.

   7.1 Attorneys' Fees and Costs. Each party will pay its own attorneys' fees and costs incurred in preparing and consummating this Agreement, the Note, and the Security Agreement.

   7.2 No Admissions. This Agreement and all documents executed in order to effect its terms shall not be construed as an admission or evidence of liability by any party. Neither this Agreement nor any of its terms may be offered or received into evidence for any purpose other than for the purposes of effecting this settlement or for the enforcement or interpretation of this Agreement, the Note and the Security Agreement.

   7.3 No Assignment of Claims. Each party represents and warrants that it has not transferred or assigned, and after the date of this Agreement shall not transfer or assign, its interests in any claim to be released pursuant to this Agreement.

   7.4 Confidentiality. The parties shall keep the existence and the terms of this Agreement confidential, except for such disclosure (i) as PA&E or Jones may need to make to their respective attorneys and accountants or to their respective actual or potential lenders and investors; (ii) as PA&E may be required to make pursuant to applicable securities laws and regulations; (iii) as either party may be required to make by applicable law, court proceeding or arbitration proceeding; or (iv) as either party may need to make to prospective licensees or sublicensees of the Technology or the Technology Patents under duties of confidentiality at least


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

as protective as those set forth in this Agreement. Both parties agree to maintain the Technology, Technology Patents, and proprietary information related thereto ("Confidential Material") in confidence and not to disclose or grant use of such material to anyone who is not under a duty of confidentiality at least as protective as the duty of confidentiality contained in this Agreement. Each party agrees that it will use at least the same standard of care to protect the Confidential Material as it uses to protect its own confidential material of a similar nature, which in no event will be less than reasonable care. PA&E's duty to maintain the confidentiality of the Confidential Material will cease upon full payment of Jones under the Note, and Jones's duty to maintain the confidentiality of the Confidential Material will cease upon his obtaining ownership of the Technology Patents after a Payment Default. "Confidential Material" does not include information to the extent that it can be established by competent proof that such information (i) was already known to the receiving party who did not have an obligation of confidentiality at the time of disclosure by the disclosing party (which the parties agree has not occurred as of the date of this Agreement); (ii) is or becomes generally available to the public through no fault of the receiving party; (iii) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others; (iv) is independently developed by the other party without use of Confidential Material; or (v) is required by applicable law to be disclosed, provided that the receiving party uses reasonable efforts to limit the disclosure and provides the disclosing party with a reasonable opportunity to review the disclosure and interpose its objections.

8. ARBITRATION. Any dispute between the parties under this Agreement involving its interpretation or the obligations of a party shall be determined by binding arbitration conducted in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, in the County of Snohomish, State of Washington. The parties will agree on a single arbitrator, or, if they cannot agree within 10 business days after notice from one party to the other of its intent to arbitrate, an arbitrator will be selected by the American Arbitration Association. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The cost of the arbitration shall be borne equally pending the arbitrator's award. The arbitrator shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced in any applicable court located in Snohomish County, Washington.

9. MISCELLANEOUS

   9.1 Voluntary Agreement. The parties each acknowledge that this Agreement has been made voluntarily by each of them, after consultation with independent legal counsel.

   9.2 Attorneys' Fees and Costs. The prevailing party in any legal action to enforce or interpret this Agreement shall be entitled to reimbursement of its reasonable attorneys' fees and costs, including those incurred in an arbitration or upon appeal, from the non-prevailing party.

   9.3 Notices. Any notices with regard to this Agreement will be delivered personally or sent by overnight courier or by registered or certified mail, return receipt requested, to the parties at the addresses set forth below, or such other address as a party may designate in writing:


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           TO PA&E:                    Pacific Aerospace & Electronics, Inc.
                                       430 Olds Station Road, Third Floor
                                       Wenatchee, WA 98801
                                       Attn: President

                  with a copy to:      Ann W. Speckman, Esq.
                                       1501 Western Ave. #100
                                       Seattle, WA 98101

           TO JONES:                   Jack Jones
                                       2650 E. Sunlight Beach Road
                                       Clinton, WA 98236

                  with a copy to:      Theodore A. Finegold
                                       Jeffers, Danielson, Sonn & Aylward, P.S.
                                       2600 Chester Kimm Road
                                       P.O. Box 1688
                                       Wenatchee, WA 98807-1688

   9.4 Assignment; Successors. The parties shall not assign their rights or obligations under this Agreement to any third party without the other party's prior written consent, which shall not be unreasonably withheld. However, consent will not be required for Jones to assign his rights and obligations to a business entity, at least a majority of which is owned by him, or for PA&E to assign its rights and obligations to a wholly-owned subsidiary (provided that PA&E agrees to guarantee payment of the Note). Subject to the foregoing, all rights and obligations arising under this Agreement shall be binding upon the parties' permitted successors-in-interest.

   9.5 Severability. If any portion of this Agreement is found to be unenforceable by a court of competent jurisdiction, then the remaining portion shall continue in full force and effect to the extent possible.

   9.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Washington. The parties agree to submit to the exclusive jurisdiction of, and venue laid in, any court of competent jurisdiction located in King County, Washington.

   9.7 Construction. This Agreement has been mutually negotiated between the parties and shall not be construed against any either of them.

   9.8 Entire Agreement. This Agreement, the Note, and the Security Agreement constitute the full and entire agreement between the parties with respect to the issues contained in this Agreement. This Agreement supersedes all prior discussions, understandings or agreements, oral or written, relating to such issues. This Agreement may not be amended or waived except by a subsequent writing signed by all of the parties.


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   9.9 Counterparts. This Agreement may be signed in counterparts, which together shall form one and the same instrument.

JONES:                                     PA&E:
                                           Pacific Aerospace & Electronics, Inc.

/s/ Herman L. Jones                        By /s/ Donald A. Wright
---------------------                        --------------------------
Herman L. Jones                            Donald A. Wright
                                           President and CEO


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

CONSENT OF SPOUSE:

   The undersigned hereby consents to the execution of this Agreement by her spouse, individually, and on behalf of their respective marital communities.

Dated:  February 26, 2002


/s/ Roni Jones
--------------------------
Roni Jones


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                                                                       EXHIBIT A

                                 PROMISSORY NOTE

ORIGINAL PRINCIPAL:  $750,000                                      Wenatchee, WA
                                                               February 28, 2002


1. PROMISE TO PAY. For value received, PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E"), unconditionally promises to pay to the order of Herman L. Jones ("Jones"), at 2650 E. Sunlight Beach Road, Clinton, WA 98236, or at such other place as the holder hereof from time to time may designate in writing, the principal sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS, ($750,000.00), plus interest and such other sums as may become payable under the terms of this Note.

2.  PAYMENTS.  Payments under this Note will be due and payable as follows:

        (a) $150,000.00 will be payable by company check or wire transfer in one lump sum, without interest, on August 28, 2002;

        (b) $600,000.00, plus interest thereon, will be payable in 96 equal monthly installments of principal and interest, on the first day of each calendar month, beginning on June 1, 2002.

        (c) In the event that PA&E is not able to transfer its Cashmere building to Jones by June 1, 2002, as required by the Settlement Agreement between the parties dated of even date herewith (the "Settlement Agreement"), the $600,000.00 principal amount referred to in Section 2(b) of this Note will automatically be increased to $800,000.00, and the outstanding principal amount of this Note will increase to $950,000.00. In such event, the $800,000.00 adjusted amount, plus interest thereon, will be payable in 96 equal monthly installments of principal and interest, on the first day of each calendar month, beginning on June 1, 2002.

        (d) PA&E may completely or partially prepay this Note at any time or from time to time without penalty. Payments shall be applied first to accrued interest and then to principal.

3. INTEREST. Interest shall accrue on the unpaid principal balance of the amounts owing under Section 2(b) of this Note (as adjusted in accordance with Section 2(c), if applicable), from the date hereof at the rate of six percent (6%) per annum until the date on which the amounts owing under this Note are fully repaid.

4. SECURITY. This Note is secured by a security interest in certain Patent Collateral, as defined in the Security Agreement between the parties dated of even date herewith (the "Security


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

Agreement"). Additional rights and obligations of Jones and PA&E are set forth in the Security Agreement and the Settlement Agreement.

5. PAYMENT DEFAULT. For purposes of this Note, a Payment Default will occur if:
(i) PA&E fails to make a required payment under the Note; (ii) Jones notifies PA&E in writing of the late payment; and (iii) PA&E does not, within 90 days after receipt of the notice, make the late payment, including any accrued interest, and make any other payments that become due under this Note prior to expiration of the 90-day grace period.

6. REMEDIES. In the event of a Payment Default (and not for any other reason), Jones will have the right, at his discretion, to elect either one, but not both, of the two following remedies, which are Jones's exclusive remedies:

        (a) Jones may elect to accelerate PA&E's payment obligations under this Note, so that all principal and any accrued interest would become immediately due and payable. If Jones elected this remedy, a penalty of 5% of the outstanding principal amount would also become immediately due and payable; or

        (b) Alternatively, Jones may elect to exercise his security interest and obtain ownership of the Patent Collateral in accordance with the Security Agreement.

7. ARBITRATION. Any dispute between the parties under this Note involving its interpretation or the obligations of a party shall be determined by binding arbitration conducted in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, in the County of Snohomish, State of Washington. The parties will agree on a single arbitrator, or, if they cannot agree within 10 business days after notice from one party to the other of its intent to arbitrate, an arbitrator will be selected by the American Arbitration Association. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The cost of the arbitration shall be borne equally pending the arbitrator's award. The arbitrator shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced in any applicable court located in Snohomish County, Washington.

8. ATTORNEYS' FEES. If any action, judicial or nonjudicial, is brought on this Note, or if it is placed in the hands of an attorney for collection or advice following the expiration of the cure period for any default, then PA&E promises to pay all of Jones's costs and expenses in connection herewith through any appeal or in bankruptcy.

9. WAIVERS. PA&E, all endorsers, and all persons liable or to become liable on this Note hereby waive presentment, demand, protest and notice of demand, protest and nonpayment, and any defense or claim that resort must first be had to any security or to any other person, and authorize the holder of this Note, without affecting its liability hereunder, from time to time, to renew, extend, or change the time for payment or the other terms of this Note, to take and hold security for the payment of this Note, to release or exchange the security therefor, to apply any such security to such obligations as the holder may determine in its sole discretion, and to release, substitute, or add to those liable or to become liable on this Note.


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

10. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Washington, United States of America, without regard to rules regarding conflicts of laws.

11. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to PA&E and shall extent to any holder hereof.



                                          PACIFIC AEROSPACE & ELECTRONICS, INC.



                                          By:    /s/ Donald A. Wright
                                             ---------------------------------
                                          Its: President/CEO
                                              --------------------------------

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